Exhibit 5.1

7 Metsada St., B.S.R. Tower 4, Floor 33, Bnei Brak 5126112

T: +972-3-6133371   F: +972-3-6133372

May 30, 2017

Can-fite BioPharma Ltd.

10 Bareket Street,

Kiryat Matalon,

P.O. Box 7537,

Petah-Tikva 4951778,

Israel

Dear Sir and Madam:

We have acted as Israeli counsel to Can-fite BioPharma Ltd. (the “Company”), a company organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company’s registration statement on Form F-1 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, of the offering for resale by the selling shareholders listed therein of up to an aggregate of 2,750,000 ordinary shares, par value NIS 0.25 per share of the Company (the “Ordinary Shares”) consisting of (i) 2,500,000 Ordinary Shares represented by 1,250,000 American Depositary Shares (“ADSs”) issuable upon exercise of warrants (the “Warrants”), and (ii) 250,000 Ordinary Shares represented by 125,000 ADSs issuable upon exercise of placement agent warrants (the “Placement Agent Warrants”).

As counsel to the Company in Israel, we have examined copies of the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Ordinary Shares underlying the Warrants and Placement Agent Warrants, when paid for and issued pursuant to the terms of the applicable warrants, will be duly authorized, legally issued, fully paid and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Doron Tikotzky Kantor Gutman Cederboum & Co.
Doron Tikotzky Kantor Gutman Cederboum & Co.